UNITED STATES
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SCHEDULE 14A
(Rule 14a-101)
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Cephalon, Inc.

(Name of Registrant as Specified in Its Charter)
Valeant Pharmaceuticals International, Inc.

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Valeant's Proposed Acquisition of Cephalon Conference Call March 30, 2011

Forward-looking Statements Certain statements made in this presentation may constitute forward-looking statements of Valeant Pharmaceuticals International, Inc. ("Valeant" or the "Company"), including, but not limited to, statements regarding our offer to purchase Cephalon, Inc. ("Cephalon"), financing related to the proposed transaction, our intention to commence the consent solicitation and tender offer, opportunities and our plans should we acquire Cephalon, the effect of the proposed transaction on financial results, and certain financial projections. Forward- looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "could," "should," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company's most recent annual or quarterly report filed with the Securities and Exchange Commission ("SEC") and other risks and uncertainties detailed from time to time in the Company's filings with the SEC and the Canadian Securities Administrators ("CSA"), which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect actual outcomes. ADDITIONAL INFORMATION AND WHERE TO FIND IT This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Cephalon has commenced at this time. This communication may be deemed to be solicitation material in respect of the proposed removal of directors from, and election of directors to, the Board of Directors of Cephalon. In connection with any offer or solicitation, including a consent solicitation, Valeant will file relevant materials, which may include a tender offer statement, a consent solicitation statement and/or other documents, with the SEC. Any definitive tender offer statement or consent solicitation statement will also be mailed to stockholders of Cephalon. ALL INVESTORS AND SECURITY HOLDERS OF CEPHALON ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC BY VALEANT CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SUCH TRANSACTION. Investors and security holders will be able to obtain free copies of documents filed with the SEC by Valeant (when they become available) at the web site maintained by the SEC at www.sec.gov or from Valeant's website (www.valeant.com) under the tab "Investor Relations" and then under the heading "SEC Filings," or by directing a request to Valeant, 7545 Irvine Center Drive, Suite 100, Irvine, California 92618, Attention: Corporate Secretary. CERTAIN INFORMATION CONCERNING POTENTIAL PARTICIPANTS IN A SOLICITATION Investors and security holders may obtain further information regarding the persons who may be deemed to be participants in a solicitation by Valeant under the rules of the SEC, in addition to guidance as to where to find further information regarding the names, affiliations and interests of Valeant's directors and executive officers and the interests of the participants in any consent solicitation commenced by Valeant and a description of their direct and indirect interests, by security holdings or otherwise, in Valeant's filing on Schedule 14A, as filed with the SEC on March 29, 2011 and incorporated herein by reference. This document can be obtained free of charge from the sources indicated above.

Agenda Cephalon Key Offer Terms Valeant Overview Cephalon Transaction Timeline - Next Steps

Key Offer Terms $73 per share in cash This represents a 29% premium to Cephalon's 30-day trading average We are willing to consider raising our original offer if Cephalon agrees to let us perform due diligence We will be disciplined on price Debt financing lined up Disciplined approach Intention is to commence Consent Solicitation process next week Speedy time frame Appealing directly to shareholders due to slow engagement by Cephalon's Board of Directors and continued spending on R&D projects

Strategic Rationale Transaction consistent with Valeant strategy We value products, not pipeline Significant opportunities Maximize organic growth and cash flow of in-line specialty pharmaceutical products Enhance European branded generic business Apply Valeant Leveraged R&D model to Cephalon pipeline Provigil cash flows and potential Western Europe divestiture proceeds will be used to reduce debt Expect deal to be accretive immediately and longer term, including post patent cliffs

Valeant Overview

Valeant Pharmaceuticals Overview Focused, multinational specialty pharma company Specialty Pharma (U.S., Canada, Australia, New Zealand) Dermatology, Neurology and Other Branded Generics - Central Europe (Poland, Serbia, Hungary, Czech Republic) Branded Generics - Latin America (Mexico, Brazil) Diversified revenue base Approximately 500 products Limited generic risk Leveraged R&D model Strong financial profile 2011 estimated revenue: $2.1 - $2.3 Billion* Market capitalization: $15 Billion Enterprise Value: $19 Billion Strong management team with acquisition/integration experience * Estimated revenue guidance January 2011, prior to PharmaSwiss acquisition

Valeant Strategy Truly low cost operating structure Do not bet on science, bet on management Avoid the big guys in the areas where they are strong Do not fall in love with your assets - be willing to sell, partner or shut down Be prudent about investing ahead of need Speed is the greatest advantage

Strong Execution Track Record SOURCE: Valeant Valeant Management Team Performance** USD 740% price adjusted increase in companies under current management team (Feb 2008 to today) Consistently exceeded quarterly expectations Total returned to shareholders via repurchases: $850M (shares @ $12.42 average stock price) $600 M converts $6.9 B debt raised $2.8 B debt retired **Adjusted for Valeant/Biovail merger. Light blue line denotes share price plus the special dividend paid to Legacy Valeant shareholders related to the Biovail merger.

Management's Successful M&A Track Record Aton Pharma Biovail/Valeant Merger Blaufarma Bunker Cholestagel Coria Labs Delta DermaTech Dow Pharmaceutical Sciences EMO-FARM Hamilton Suncare Laboratories Dr. Renaud PharmaSwiss Private Formula International Reckitt Benckiser Refissa Tecnofarma Ultravate Vital Science Zovirax - U.S. & Canada Overdelivered on Synergies and Achieved 17% CAGR Organic Growth on Product Sales of Acquisitions through May 2010

Biovail Integration Integration largely complete 6 months after closing 500+ employees notified, 400+ employees will have left by the end of Q1 2011 Majority of the facility closures completed R&D progress Relevant programs returned to natural owners for continued development None terminated to date Other Major contract re-negotiations complete Duplicate public company costs eliminated $310 M + of savings - 2011 full year run rate Organic growth rate of Biovial product sales in 1Q now positive

The Transaction

Compelling Value for Cephalon Stockholders Significant premium compared to recent specialty pharma transactions All cash proposal Higher price than share price has traded past 2 years Analysts skeptical that untested management can deliver value First Call consensus stock price target currently $64.95 Certainty of offer - value to stockholders does not depend on high-risk pipeline Highly confident letter from Goldman Sach in place; firm commitment expected to be in place shortly Recent articles suggest failed sales processes

Cephalon's Multiple is Above Peers Factoring in Patent Cliff IBES EPS Estimates Price / Earnings * *Share price as of close 28-Mar-2011; Peers include Endo, Forest Laboratories, Salix, Warner Chilcott, Watson

Low Pro Forma Leverage New debt raised to finance purchase: Cephalon equity $5.7 billion Cephalon converts $1.3 billion Other costs $0.6 billion Less Cephalon cash remaining ($0.9) billion Net = New Debt Raised $6.7 billion Pro Forma Capitalization Current debt $4.5 billion New debt $6.7 billion Total debt $11.2 billion Leverage Valeant current Debt/EBITDA 3.6 X Pro forma Debt/EBITDA ~4.1 X Pro forma company returns to 3.6X leverage 12 months after close Cliff products (Fentora & Provigil) alone generate ~$1 b in cash by end of 2012

Timing is Critical Unsustainable set of assets, earnings and cash flow Patent cliffs Generic competition Cephalon spending cash on risky investments Recent deals - Gemin X and ChemGenex Development pipeline Continued investment in infrastructure No cost cutting in place "...when Provigil goes away, I wouldn't expect there to be a massive decrease in SG&A" Wilco Groenhuysen, Cephalon CFO, 2/10/11 4Q10 Earnings Call Need to move fast to maximize value for Cephalon stockholders

Research Analysts says Cephalon's "Lottery" Strategy is Misguided "Despite our assertion that the market is well aware that Cephalon earnings will decline, we do not argue the stock have reached a floor. ...while the pipeline lottery cards are keeping us away from suggesting shorting the stock, they are not nearly robust enough to commit new money" - Bernstein Research Report, 3/28/11 "One [main] drawback of its high risk/high reward pipeline is that it will still be years before much of the Phase III data mature" - Jeffries & Co. Report, 2/15/11 "We consider many of Cephalon's late stage projects...to be high-risk/high-reward programs. These assets could meaningfully change the profile of the company longer term but offer limited near-term visibility and bring with them meaningful near-term R&D expense" - J.P. Morgan Report, 2/11/11 "...Cephalon will reinvest its cash flow into acquisitions that mitigate a post-2012 decline in revenue and EPS. While the company's history of cash re-deployment is favorable, we view this strategy as risky and difficult to handicap." - Cowen & Co. Report, 3/14/11 "We view [stem cells] as an extremely high risk area for development and are surprised that Cephalon would choose stem cells over traditional biotech compounds with proof of concept...we don't really like to see Cephalon pursuing this one." - UBS Report, 12/7/10

No Substantive Engagement by Cephalon's Board Original offer on March 18 $73 per share all cash proposal Cephalon response: Well below where we would consider selling, but Board will meet...analysts and investors are obsessed with our patent cliffs and don't give us enough credit for our pipeline potential Alternative offer on March 25 Addressed Cephalon's stated concerns by separating pipeline from existing products and taking "patent cliff" products Cephalon response: So complicated we can't respond to you by April 1st Conversation with Cephalon CEO on March 28 confirmed he thinks initial offer will not be well received by his board Meanwhile, Cephalon continues to spend on pipeline assets and thereby erodes stockholder value

Transaction Process Appealing directly to shareholders due to lack of engagement by Cephalon's Board of Directors Prepared to engage in consensual negotiations at any time Intend to promptly commence Consent Solicitation Process during week of April 4 to replace Cephalon's Board of Directors: Notify Cephalon Propose slate of directors Commence once Cephalon provides record date and SEC clears Consent Solicitation statement Consent Solicitation to remove current Cephalon Board of Directors and replave with Valeant nominees Expectation that New Board, subject to its fiduciary duties, would remove Poison Pill and other impediments to a possible tender offer Prepare to commence Tender Offer based upon Cephalon stockholder level of support

Valeant's Transaction Operating Principles Our primary objective is shareholder value We do not enter a transaction to win at all costs We are dispassionate in any single deal We do not play games in negotiations or participate in auctions We maximize speed and believe "deal process" creates distractions We are transparent on deal thesis and intent We believe it is appropriate, if necessary, to take our case directly to shareholders and let them decide Willing to consider increased price if Cephalon allows due diligence Future Cephalon transactions, like "Gemin X", will negatively impact our offer We will walk away and pursue other opportunities if our offer lacks investor support Extended deal process creates distractions

What We Ask from Cephalon Stockholders After record date, let your Board know your vote quickly If we have a majority vote, we will move forward quickly - if not, we will move on Friendly Offer to Owners of Cephalon Certain - all cash (potentially higher after due diligence) Immediate - not dependent upon future pipeline success Can not be achieved by Cephalon management as independent company

Valeant's Proposed Acquisition of Cephalon Conference Call March 30, 2011